Fort Pitt Capital Group, Inc.

Code of Ethics

January 2013

PREAMBLE

This Code of Ethics (“Code”) is being adopted for Fort Pitt Capital Group, Inc. (“Adviser” or “Fort Pitt”).  This Code is designed to comply with Rule 17j-l of the Investment Company Act of 1940 (“1940 Act”) and Rule 204A-1 of the Investment Advisers Act of 1940 (the “Advisers Act”).  Rule 17j-1 and Rule 204A-1 apply because Fort Pitt serves as investment adviser to the Fort Pitt Capital Total Return Fund (“Fund”), as well as other individual and institutional customers.  (Throughout this Code, the term “Clients” shall collectively mean the Fund and Fort Pitt’s other individual and institutional customers for whom Fort Pitt renders investment advisory services.)  This Code seeks to serve and safeguard Clients by setting forth provisions reasonably necessary to ensure compliance with applicable federal securities laws.  While reading this Code, please note that any capitalized terms not defined in the text of a particular provision are defined in Section 1 below.

In general, those subject to this Code owe a fiduciary duty to Clients, which includes ensuring that one’s personal affairs, including personal securities transactions, are conducted in a manner which avoids: (i) serving one’s own personal interests ahead of Clients, (ii) taking inappropriate advantage of one’s position with Fort Pitt; and (iii) any actual or potential conflicts of interest or any abuse of one’s position of trust and responsibility.

With regard to Fort Pitt’s service as investment adviser to the Fund, Rule 17j-1 imposes additional duties.1  Under Rule 17j-1, it is unlawful for certain persons, including any officer, director or trustee of the Adviser, in connection with the purchase or sale by such person of a security “held or to be acquired” by the Fund:2

(1)	To employ any device, scheme or artifice to defraud the Fund;

(2)
To make any untrue statement of a material fact to the Fund or omit to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading;

(3)	To engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon the Fund; or

(4)	To engage in any manipulative practice with respect to the Fund.

1 Rule 17j-1 requires that the Adviser adopt a written code of ethics (a separate document), which must be approved by a majority of the Board of Trustees of the Trust (“Board of Trustees”).  This Code is substantially identical to the code of ethics adopted by the Fund and Fort Pitt under Rule 17j-1; any differences arise largely from slightly varying definitions found under Rule 17j-1 and Rule 204A-1.

2 A security “held or to be acquired” is defined as (a) if within the most recent fifteen (15) days it (i) is or has been held by the Trust or any other Client, or (ii) is being or has been considered by the Trust, its Adviser or Fort Pitt for purchase by the Trust or any other client, and (b) any option to purchase or sell, and any security convertible into or exchangeable for such a security.

Rule 204A-1 contains additional ethical standards and reporting requirements, which this Code is designed to address.  In compliance with Rule 204A-1, the persons subject to this Code include all Supervised Persons of Fort Pitt.

RISKS

In developing this policy and procedures, Fort Pitt considered the material risks associated with administering the Code of Ethics.  This analysis includes risks such as:

•
Access Person engages in various personal trading practices that wrongly make use of nonpublic information resulting in harm to Clients or unjust enrichment to Access Person. (These practices include trading ahead of Clients and passing nonpublic information on to spouses and other persons over whose accounts the Access Person has control.)

•	Access Persons are able to cherry pick Clients' trades and systematically move profitable trades to a personal account and let less profitable trades remain in Clients’ accounts.

•	One or more employees engage in an excessive volume of personal trading (as determined by the CCO) that detracts from their ability to perform services for Clients.

•	The personal trading of employees does not comply with certain provisions of Rule 204A-1 under the Advisers Act and Rule 17j-1 of the Investment Company Act.

•	Access Persons are not aware of what constitutes insider information.

•	Employees use firm property, including research, supplies, and equipment, for personal benefit.

1.	DEFINITIONS

A.
“Access Person” means any Supervised Person (i) who has access to nonpublic information regarding any Client’s purchase or sale of securities, or nonpublic information regarding portfolio holdings of the Fund, or (ii) who is involved in making securities recommendations to Clients, or who has access to such recommendations that are nonpublic.3 Due to the small size of the firm, all employees are considered to be Access Persons. In the event that Fort Pitt hires an intern, temporary or contract employee, the CCO will determine the type and scope of access to be provided to such individual at the time that they are hired. In the event that such individual is not considered to be an Access Person because of their limited access to Client and/or Fund information, the CCO will create separate confidentiality procedures for the term of that individual’s employment with the firm.

B.
“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule or allocation.  An automatic investment plan includes a dividend reinvestment plan.

C.
A security is “being considered for purchase or sale “or is “being purchased or sold” when a recommendation to purchase or sell the security has been made and communicated to the person responsible for trading, which includes when the Fund or any other Client has a pending “buy” or “sell” order with respect to a security, and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

3 This definition is based upon the provisions of Rule 204A-1.

D.
“Beneficial ownership“ shall be as defined in, and interpreted in the same manner as it would be in determining whether a person is subject to the provisions of, Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder which, generally speaking, encompasses those situations where the beneficial owner has the right to enjoy some economic benefit from the ownership of the security. A person is normally regarded as the beneficial owner of securities held in the name of his or her spouse or minor children living in his or her household.

E.	“Chief Compliance Officer” shall mean the duly appointed principal compliance officer of the Adviser, as applicable.

F.	“Control” shall have the same meaning as that set forth in Section 2(a) (9) of the 1940 Act.

G.
“Federal Securities Laws” means: (i) the Securities Act of 1933; (ii) the Securities Exchange Act of 1934; (iii) the Sarbanes-Oxley Act of 2002; (iv) the Investment Company Act of 1940; (v) the Investment Advisers Act of 1940; (vi) Title V of the Gramm-Leach-Bliley Act; (vii) any rules adopted by the Securities and Exchange Commission under any of the these statutes; (viii) the Bank Secrecy Act as it applies to funds and investment advisers; and (ix) any rules adopted thereunder by the Securities and Exchange Commission or the Department of the Treasury.

H.
“Investment Personnel” means (i) any Portfolio Manager of the Fund as defined in (i) below; (ii) securities analysts, traders and other personnel who provide information and advice to the Portfolio Manager or who help execute the Portfolio Manager’s decisions; (iii) any employee of the Fund or Adviser (or of any company in a control relationship to the Fund or Adviser) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Fund; and (iv) any natural person who controls the Fund or Adviser and who obtains information concerning recommendations made to the Fund regarding the purchase or sale of securities by the Fund.

I.	“Portfolio Manager” means an employee of the Adviser entrusted with the direct authority to make investment decisions affecting the Fund or a Client.

J.	“Purchase or sale of a security” includes, among other things, the writing of an option to purchase or sell a security.

K.
“Security” or “securities” shall have the meaning set forth in Section 2(a)(36) of the 1940 Act and Section 202(a)(18) of the Advisers Act4, except that it shall not include securities issued by the government of the United States or by federal agencies and which are direct obligations of the United States, bankers’ acceptances, bank certificates of deposit, commercial paper, high quality short-term debt obligations (including repurchase agreements) and shares of registered open-end investment companies (other than those advised or sub-advised by Fort Pitt ).

4 Section 2(a)(36) of the 1940 Act and Section 202(a)(18) of the Advisers Act define “Security” to mean any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contact, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option or privilege ) entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

L.
“Supervised Person” means any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of Fort Pitt, or other person who provides investment advice on behalf of Fort Pitt and is subject to the supervision and control of Fort Pitt.

2.	PROHIBITED TRANSACTIONS

A.	No Access Person shall engage in any act, practice or course of conduct, which would violate the provisions of Rules 17j-1 set forth above.

B.	No Access Person shall:

(i)
divulge to any person any Client holdings, any recommendations made to a Client, or any contemplated or completed securities transactions or trading strategies of a Client, except as required in the performance of his or her duties and only to the extent such other person has a need to know such information to perform his or her duties.

(ii)	take into consideration his or her personal financial situations when giving investment advice to Clients. An Access Person shall use his or her best judgment in giving investment advice.

(iii)
seek or accept anything of value, either directly or indirectly, from broker-dealers or other persons providing services to the Fund or Fort Pitt because of such person’s association with the Fund or Fort Pitt. For the purposes of this provision, the following gifts from broker-dealers or other persons providing services to the Fund or Fort Pitt will not be a violation of this section:

A.	an occasional meal;

B.	an occasional ticket to a sporting event, the theater or comparable entertainment;

C.	a holiday gift of fruit or other foods, or other comparable gift.

(iv)	violate the Policy Statement on Insider Trading attached hereto as Exhibit A.

(v)
directly or indirectly acquire beneficial ownership in any securities in an initial public offering, in order to preclude any possibility of such person profiting from his or her position with the Fund or Adviser.

(vi)
directly or indirectly acquire beneficial ownership of any securities in a private placement, without prior written approval of the Chief Compliance Officer. Any Access Person authorized to purchase securities in a private placement shall disclose that investment when they play a part in the Fund’s or Fort Pitt’s subsequent consideration of an investment in the issuer. In such circumstances, the Fund’s or Fort Pitt’s decision to purchase securities of the issuer shall be subject to independent review by officers of the Fund or Fort Pitt (as applicable) who have no personal interest in the issuer.

(vii)
engage in excessive trading for their personal securities accounts.  Excessive personal trading by an Access Person diverts an Access Person’s attention away from the responsibility of providing services to the firm’s Clients and increases the possibilities for transactions that are in actual or apparent conflict with Client transactions. This Code does not define “excessive trading” but rather leaves such determinations to the judgment of the Chief Compliance Officer based on the circumstances.

(viii)	engage in a personal securities transaction on a day during which any Client has a pending “buy” or “sell” order for the same security until that order is executed or withdrawn.

(ix)
buy or sell a security within one business day (five business days for securities with a market capitalization of $1 billion or less) before or after that security is bought or sold on behalf of a Client.

(x)	buy or sell shares of the Fund starting five business days before a public announcement concerning the Fund and ending five business days after such public announcement.

(xi)
serve on the board of directors of any publicly traded company without prior authorization of the Chief Compliance Officer. Any such authorization shall be based upon a determination that the board service would be consistent with the interests of the Fund or Fort Pitt (as applicable).

3.	COMPLIANCE PROCEDURES

A.	Pre-Clearance

All Access Persons shall receive prior written approval from a Principal of the firm before buying or selling securities.  Each Access Person seeking prior written approval shall complete Exhibit B attached hereto and submit it to the Chief Compliance Officer or one of the firm’s Principals for review.  With regard to approved purchases of securities, a signature from the Chief Compliance Officer or one Principal is required. Such approval is good only for trades placed on the business day on which the approval is signed. Copies of all pre-approval requests, as well as the rationale supporting such approvals/denials shall be forwarded to and maintained by the Chief Compliance Officer or his designee.

B.	Exceptions

The Chief Compliance Officer or a firm Principal may grant exceptions to any of the above-listed prohibited transactions in cases of personal hardship or other appropriate circumstances.  Each Access Person seeking an exception shall complete Exhibit B attached hereto and submit it to the Chief Compliance Officer or one of the firm’s Principals for review.  Copies of all requests and responses, as well as the rationale for such decision shall be forwarded to and maintained by the Chief Compliance Officer.

C.	Duplicate Confirmations and Account Statements

All Access Persons shall direct their brokers to supply to the Chief Compliance Officer, on a timely basis, duplicate copies of the confirmation of all personal securities transactions and copies of all periodic statements for all securities accounts. The Chief Compliance Officer and/or his designee will compare all pre-approval requests to the duplicate account statements received to ensure that the firm has accurate records of all transactions.

D.	Disclosure of Personal Holdings (Initial and Annual Reports)

All Access Persons shall report and disclose to the Chief Compliance Officer, all personal securities holdings upon commencement of employment with Fort Pitt, as the case may be, and thereafter on an annual basis. This Initial Report shall be made on the form attached as Exhibit C and the Annual Report shall be made on the form attached as Exhibit D. In lieu of Exhibit C and Exhibit D Access Persons may provide other reports such as a brokerage statement as long as it includes all information as outlined in Exhibit C and/or Exhibit D (as noted above).  Access Persons shall also provide in each report the name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities are held for the direct or indirect benefit of the Access Person.

The required elements to be reported on both the Initial Report and the Annual Report:

a)
The title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each reportable security in which the Access Person has any direct or indirect beneficial ownership;

b)	The name of any broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the Access Person’s direct or indirect benefit; and

c)	The date the Access Person submits the report.

i.
Initial Reports shall be made no later than 10 days after the person becomes an Access Person, and the information contained in the Initial Report must be current as of a date not more than 45 days prior to the date the person becomes an Access Person.)

ii.
Annual Reports shall be submitted within 45 days after the end of each calendar year and provide information on personal securities holdings that is current as of a date no more than 45 days before the date such Annual Report is submitted.

E.	Quarterly Reporting Requirements

(i)
Every Access Person shall report to the Chief Compliance Officer the information described above with respect to transactions in any security in which such person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership in the security; provided, however, that an Access Person shall not be required to make a report: (A) with respect to transactions effected for any account over which such person does not have any direct or indirect influence or control; or (B) with respect to transactions effected pursuant to an automatic investment plan.

(ii)
Reports shall be made not later than 30 days after the end of the calendar quarter in which the transaction to which the report relates was effected. Every Access Person shall be required to submit a report for all periods, including those periods in which no securities transactions were affected. Access Persons shall also provide in each report the name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities are held for the direct or indirect benefit of the Access Person and the date the account was established. A report shall be made on the form attached hereto as Exhibit E or on any other form acceptable to the Chief Compliance Officer (which may include the duplicate confirmation and account statements as noted above, so long as such duplicate confirmations or account statements are received no later than 30 days after the end of the applicable calendar quarter).  In any event, the report shall contain the following information:

A.
the date of the transaction, the title, the exchange ticker symbol or CUSIP number (if applicable), the interest rate and maturity date (if applicable), and the number of shares, and the principal amount of each security involved;

B.	the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

C.	the price of the security at which the transaction was effected;

D.	the name of the broker, dealer or bank with or through whom the transaction was effected; and

E.	the date that the report is submitted.

F.	Certification/Questionnaire

    Every Access Person shall certify upon commencement of employment and annually that:

(i)	they have read and understand the Code and that they are subject thereto;

(ii)	they have complied with the requirements of the Code; and

(iii)	they have reported all personal securities transactions pursuant to the requirements of the Code.

In addition, all Access Persons shall complete a Conflicts of Interest Questionnaire at the time of hire and annually thereafter which is designed to keep the Chief Compliance Officer informed of an Access Person’s actual or perceived conflicts of interest.

G.	Reporting of Code Violations

(i)	Conflict of Interest. Every Access Person shall report to the Chief Compliance Officer any personal conflict of interest relationship which may involve the Fund or another Client.

(ii)	Other Violations. Every Access Person shall promptly report to the Chief Compliance Officer any other violation of the Code.

H.	Notification by Chief Compliance Officer

The Chief Compliance Officer shall notify each Access Person that he or she is subject to the provisions of this Code, and shall deliver a copy of this Code to each Access Person, and each such Access Person shall provide written acknowledgement of the Code’s receipt on an as hired, as amended and annual basis.

I.	Review of Reports

The Chief Compliance Officer or a Principal designated by the Chief Compliance Officer shall review the initial, annual and quarterly holding reports, as well as the trade confirmations and transaction statements submitted to them by Access Persons, as soon as practicable after the submission of such reports to determine compliance with this Code. In addition, at the end of each calendar year, the Chief Compliance Officer or his designee with compare the year end account statements showing all account holdings at the beginning and end of the one year period as well as all account activity to ensure that pre-approval was obtained for all transactions placed by Access Persons throughout the year.

J.	Training Provided by the Chief Compliance Officer

The Chief Compliance Officer will provide training to all Access Persons as hired and at least annually regarding insider trading (Exhibit A: Policy Statement on Insider Trading) and the provisions of this Code.

K.	Further Information

Access Persons should contact the Chief Compliance Officer regarding any inquiries pertaining to the Code or the policies established herein.

4.	REPORTING OF APPARENT CODE VIOLATIONS TO THE BOARD OF TRUSTEES

A.	The Chief Compliance Officer shall promptly report to the Board of Trustees all apparent violations of this Code and the reporting requirements thereunder.

B.
When the Chief Compliance Officer finds that a transaction otherwise reportable to the Board of Trustees could not reasonably be found to have resulted in a fraud, deceit or manipulative practice in violation of Rule 17j-l(b), such Chief Compliance Officer may, in such Chief Compliance Officer’s discretion, lodge a written memorandum of such finding and the reasons therefore with the reports made pursuant to this Code, in lieu of reporting the transaction to the Fund’s Board of Trustees.

5.	ANNUAL REPORTING TO THE CHIEF COMPLIANCE OFFICER OF THE FUND

Fort Pitt shall each prepare an annual written report relating to this Code to the Fund’s Chief Compliance Officer. Such annual report shall:

A.	summarize existing procedures concerning personal investing and any changes in the procedures made during the past year;

B.
describe any issues arising under this Code or procedures since the last report to the Fund’s Chief Compliance Officer including, but not limited to, information about material violations of this Code or procedures and sanctions imposed in response to the material violations.

C.
identify any recommended changes in the existing restrictions or procedures based upon the experience of Fort Pitt under this Code, evolving industry practices or developments in applicable laws or regulations; and

D.	certify that Fort Pitt has adopted procedures reasonably necessary to prevent Access Persons from violating this Code.

6.	SANCTIONS

Upon discovering a violation of this Code, the Chief Compliance Officer may impose appropriate sanctions including, among other things: (a) a letter of censure; or (b) a recommendation to the Managing Director for the suspension or termination of the employment of the violator.

7.	RETENTION OF RECORDS

This Code, a list of all persons required to make reports hereunder from time to time, or who are responsible for reviewing such reports, a copy of each report made by an Access Person hereunder, a record of any decision and the rationale supporting the decision to approve the purchase of securities by Access Persons, each memorandum made by the Chief Compliance Officer hereunder and a record of any violation hereof and any action taken as a result of such violation, and a copy of each written annual report to the Fund’s Chief Compliance Officer, shall be maintained by Fort Pitt as required under Rule 17j-1.